Exhibit 10.14
EXECUTION COPY

$250,000,000
SECOND LIEN CREDIT AGREEMENT
Among
CRUSADER ENERGY GROUP INC.
as Borrower,
THE LENDERS PARTY HERETO FROM TIME TO TIME
as Lenders,
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
July 17, 2008

-i-

-ii-

-iii-

EXHIBITS:

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Compliance Certificate
Exhibit C	—	Form of Mortgage
Exhibit D	—	Form of Note
Exhibit E	—	Form of Notice of Borrowing
Exhibit F	—	Form of Notice of Conversion or Continuation
Exhibit G	—	Form of Security Agreement
Exhibit H	—	Form of Transfer Letters
Exhibit I	—	Form of Intercreditor Agreement

SCHEDULES:

Schedule I	—	Borrower, Administrative Agent, and Lender Information
Schedule 4.01	—	Subsidiaries
Schedule 4.05	—	Existing Debt
Schedule 4.20	—	Hedging Agreements
Schedule 4.21	—	Material Agreements
Schedule 6.07	—	Transactions with Affiliates

-iv-

SECOND LIEN CREDIT AGREEMENT
     This Second Lien Credit Agreement dated as of July 17, 2008 is among, Crusader Energy Group Inc., a Nevada corporation, formerly known as Westside Energy Corporation (the “Borrower”), the Lenders (as defined below) and JPMorgan Chase Bank, N.A., as administrative agent for such Lenders (in such capacity, the “Administrative Agent”).
     The parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Certain Defined Terms. As used in this Agreement, the term defined above shall have the meaning set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby other than Liens securing the First Lien Debt and Liens permitted by Section 6.01(k), (c) secures the Obligations, and (d) is perfected and enforceable.
     “Acquisition” means the purchase by the Borrower or any of its Subsidiaries of any business, including the purchase of associated assets or operations or Equity Interest of a Person.
     “Adjusted Reference Rate” means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Reference Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%.
     “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as agent pursuant to Article VIII, and any successor agent appointed pursuant to Section 8.09.
     “Advance” means the advance by a Lender to the Borrower of such Lender’s Pro Rata Share of the Loan pursuant to Section 2.01(a).
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract, or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
     “Agent Indemnitee” shall have the meaning set forth in Section 8.07.
     “Agreement” means this Second Lien Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.

     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Reference Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
     “Applicable Margin” means, (a) with respect to each Reference Rate Advance, (i) during such times as any Event of Default exists, 8.75% per annum and (ii) at all other times, 6.75% per annum, and (b) with respect to each Eurodollar Rate Advance, (i) during such times as any Event of Default exists, 9.75% per annum and (ii) at all other times, 7.75% per annum.
     “Applicable Premium” means, as of any date of determination, the present value at such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, of (a) the prepayment premium applicable to the Advances on the first anniversary of the Effective Date, plus (b) all interest, fees or return that would accrue on the portion of the Advances being prepaid from such date to the first anniversary of the Effective Date, computed using the then Eurodollar Rate Advance for an Interest Period of three months plus the Applicable Margin on such date.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.
     “Borrowing” means, subject to Section 2.02(c)(ii), a borrowing consisting of simultaneous Advances of the same Type made by each Lender pursuant to Section 2.02(a), continued by each Lender pursuant to Section 2.02(b), or Converted by each Lender to Advances of a different Type pursuant to Section 2.02(b).
     “Borrowing Base” shall have the definition given to such term in the First Lien Credit Agreement as in effect on the date hereof of as modified with the consent of the Required Lenders.
     “Business Combination” means the transaction pursuant to which (a) Westside became the owner of the equity in the Crusader Subsidiaries pursuant to the terms of the Contribution Agreement, (b) the Crusader Parents became the owners of at least 84% of the equity in Westside pursuant to the Contribution Agreement, and (c) Westside changed its name to Crusader Energy Group Inc., in each case as described in the Proxy Statement filed with the Securities and Exchange Commission on behalf of Westside on or about May 28, 2008.
     “Business Day” means a day of the year on which banks are not required or authorized to close in New York City, and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.
     “Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
     “Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.
     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Crusader Parents and the members or partners of the Crusader Parents at the time of the consummation of the Business Combination (such members or partners being the “Crusader Parent Members”), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) (such securities, the “Voting Stock”); or
     (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who meet one or more of the following criteria: (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (c) any Person or two or more Persons (other than the Crusader Parents and the Crusader Parent Members) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over Voting Stock representing 40% or more of the combined voting power of such Voting Stock; or
     (d) the Borrower shall cease, directly or indirectly, to own and control legally and beneficially all of the equity interests in each Guarantor.
     Notwithstanding the foregoing clauses (a) and (c), (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Borrower or any entity controlled by the Borrower (whether the acquiring “person” or “group” acquires “beneficial ownership” of 40% or more of the Voting Stock or any such acquisition results in any other “person” or “group” (other than the acquiring “person” or “group”) “beneficially owning” 40% or more of the Voting Stock) shall not constitute a Change of Control unless, following such acquisition, any “person” or “group” (other than the acquiring “person” or “group” effecting such acquisition) who becomes the “beneficial owner” of 40% or more of the Voting Stock as a result of one or more of such acquisitions shall thereafter acquire any additional shares of the equity securities of the Borrower and, following such acquisition, “beneficially owns” 40% or more of Voting Stock, in which case such acquisition shall constitute a Change of Control; and (ii) the acquisition of “beneficial ownership” of the Voting Stock by the Crusader Parents pursuant to the Contribution Agreement, the corresponding acquisition of “beneficial ownership” of Voting Stock by any other person or group deemed to “beneficially own” such Voting Stock so acquired by the Crusader Parents (any such person and/or group, collectively with the Crusader Parents and the Crusader Parent Members, the “Crusader Group”) and the acquisition of “beneficial ownership” of Voting Stock as a result of the distribution by a Crusader Parent to a Crusader Parent Member of Voting Stock acquired pursuant to the Contribution Agreement or directly from the Borrower prior to the date of the Contribution Agreement shall not constitute a Change of Control, provided that if, (1) for so long as the Voting Stock “beneficially owned” by any member of the Crusader Group equals or exceeds 40% of the issued and outstanding Voting Stock, such member of the Crusader Group shall obtain “beneficial ownership” of shares of Voting Stock (other than as a result of any acquisition described in the foregoing clause (i) of this paragraph or pursuant to an award issued under the Borrower’s 2008 Long-Term Incentive Plan, as may be amended from time to time) representing one percent (1%) or more of the Voting Stock or (2) at any time after such member of the Crusader Group shall cease to “beneficially own” 40% or more of the Voting Stock, such member of the Crusader Group shall obtain “beneficial ownership” of shares of Voting Stock (other than as a result of any acquisition described in the foregoing clause (i) of this paragraph or pursuant to an award issued under the Borrower’s 2008 Long-Term Incentive Plan, as may be amended from time to time) representing 40% or more of the Voting Stock, then, in the case of either (1) or (2), a Change of Control shall be deemed to occur.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
     “Collateral” means (a) all “Collateral”, “Pledged Collateral” and “Mortgaged Properties” (as defined in each of the Mortgages, the Security Agreements, and the Pledge Agreements, as applicable) or similar terms used in the Security Instruments, and (b) all amounts contained in the Borrower’s and its Subsidiaries’ bank accounts.
     “Commitment” means, as to any Lender, the obligation of such Lender to make Loans to the Borrower in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule I. The original aggregate amount of Commitments is $250,000,000 (funded at a 5% discount as provided in Section 2.01(a)).
     “Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.
     “Contribution Agreement” means the Contribution Agreement dated as of December 31, 2007 among Westside, the Crusader Parents, the Crusader Subsidiaries, and certain of their affiliates, as amended by the First Amendment to Contribution Agreement dated as of January 31, 2008.
     “Control Percentage” means, with respect to any Person, the percentage of the outstanding Equity Interest (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interest the power to elect a majority of the board of directors (or other applicable governing body) of such Person.
     “Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     “Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).
     “Crusader Entities” means the Crusader Parents and the Crusader Subsidiaries.
     “Crusader Parents” means Hawk Energy Fund I Holding Company, LLC, Knight Energy Group I Holding Co., LLC, Knight Energy Group II Holding Company, LLC, and RCH Energy Opportunity Fund I, L.P.
     “Crusader Subsidiaries” means Knight Energy Group, LLC, Knight Energy Group II, LLC, Hawk Energy Fund I, LLC, RCH Upland Acquisition, LLC, Knight Energy Management, LLC, Crusader Energy Group, LLC, and Crusader Management Corporation.
     “Debt,” for any Person, means without duplication:
     (a) indebtedness of such Person for borrowed money;
     (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (c) obligations of such Person to pay the deferred purchase price of Property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable);
     (d) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases;
     (e) obligations of such Person under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;
     (f) obligations of such Person under any Hedge Contract;
     (g) obligations of such Person owing in respect of redeemable preferred stock or other preferred equity interest of such Person;
     (h) any obligations of such Person owing in connection with any volumetric or production prepayments;
     (i) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above;
     (j) indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) secured by any Lien on or in respect of any Property of such Person; and
     (k) all liabilities of such Person in respect of unfunded vested benefits under any Plan.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     “Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.
     “Dollars” and “$” means lawful money of the United States of America.
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “EBITDA” means with respect to the Borrower and its consolidated Subsidiaries, for any period, without duplication, the amount equal to (a) consolidated Net Income for such period plus (b) to the extent deducted in determining consolidated Net Income, Interest Expense, taxes, depreciation, amortization, depletion, non-cash charges related to stock based compensation under SFAS 123(R), and non-cash losses related to SFAS 133 for such period minus (c) to the extent included in determining consolidated Net Income, non-cash gains related to SFAS 133.
     “Effective Date” means July 18, 2008.
     “Eligible Assignee” means (a) any Lender, (b) any Subsidiary or Affiliate of a Lender, (c) any Person (other than a natural person) generally engaged in the business of making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and directly or indirectly, through one or more Affiliates, holds or manages assets in excess of $1,000,000,000, and (d) any other Person (other than a natural person) provided that such other Person is approved by the Administrative Agent (not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     “Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.
     “Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. §9601(8).
     “Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.
     “Environmental Law” means, as to the Borrower or its Subsidiaries, all Legal Requirements or common law theories applicable to the Borrower or its Subsidiaries arising from, relating to, or in connection with the Environment, health, or safety, including CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical infections, or toxic substances, materials or wastes.
     “Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

     “Equity Interest” means, with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any member of the Controlled Group.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.
     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Advance comprising the same Borrowing, the interest rate per annum determined on the basis of the rate for dollar deposits for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on LIBOR01 of the Reuters Screen (or on any successor or substitute page of such Page, or any successor to or substitute for such Page, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotation of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M. London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. It is understood and agreed that if the “Eurodollar Rate” as determined in accordance with the preceding sentences is less than 3.50%, the “Eurodollar Rate” shall be deemed equal to 3.50% for purposes of this Agreement.
     “Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.06(b).
     “Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental, or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
     “Event of Default” has the meaning specified in Section 7.01.

     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.
     “Financial Statements” means (a) the audited consolidated balance sheet of Knight Energy Group, LLC and its Subsidiaries as of December 31, 2007 and the related consolidated statements of income, cash flow, and retained earnings of Knight Energy Group, LLC and its Subsidiaries, (b) the unaudited balance sheet and unaudited statements of income, cash flows, and retained earnings of Knight Energy Group, LLC and its Subsidiaries as of March 31, 2008, (c) the audited consolidated balance sheet of Westside and its Subsidiaries as of December 31, 2007 and the related consolidated statements of income, cash flow, and retained earnings of Westside and its Subsidiaries, (d) the unaudited balance sheet and unaudited statements of income, cash flows, and retained earnings of Westside and its Subsidiaries as of March 31, 2008, and (e) the pro forma unaudited consolidated balance sheet and pro forma unaudited statements of income, cash flows, and retained earnings of the Borrower and its Subsidiaries as of March 31, 2008, in each case prepared in accordance with GAAP, copies of all of which have been delivered to the Administrative Agent and the Lenders.
     “First Lien Administrative Agent” means Union Bank of California, N.A., in its capacity as administrative agent under the First Lien Credit Agreement, and any successor agent pursuant thereto.
     “First Lien Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of June 26, 2008 among the Borrower, Union Bank of California, N.A., as administrative agent, and the lenders party thereto from time to time, as the same may be amended, modified, restated or supplemented in accordance with the terms of the Intercreditor Agreement.
     “First Lien Debt” means the Debt incurred pursuant to the terms of the First Lien Credit Agreement.
     “First Lien Lenders” means the lenders from time to time parties to the First Lien Credit Agreement.
     “First Lien Loan Documents” means the First Lien Credit Agreement, the promissory notes executed and delivered pursuant to the First Lien Credit Agreement, all agreements, instruments, or documents executed at any time in connection with securing the First Lien Debt, and each other agreement, instrument, or document executed by the Borrower or any of its Subsidiaries or any of their Responsible Officers in connection with the First Lien Credit Agreement.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.
     “Governmental Authority” means, as to any Person in connection with any subject, any foreign, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person’s Property in connection with such subject.

     “Guarantor” means each entity executing a Guaranty, including each Subsidiary of the Borrower.
     “Guaranty” means a guaranty in form and substance acceptable to the Administrative Agent and the Lenders and executed by a Guarantor; and “Guaranties” shall mean all such guaranties collectively.
     “Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.
     “Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.
     “Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Hydrocarbon Hedge Agreement” means a Hedge Contract which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.
     “Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.
     “Independent Engineer” means any engineering firm acceptable to the Administrative Agent.
     “Independent Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent and each of the Lenders, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity (it being understood and agreed that the Independent Engineering Report shall address no less than 80% of the Borrower’s and its Subsidiaries’ Proven Reserves and Oil and Gas Properties in connection therewith), and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

     “Intercreditor Agreement” means an intercreditor agreement among the First Lien Administrative Agent, the Administrative Agent, the Borrower and the Guarantors, in substantially the form of the attached Exhibit I, attached hereto.
     “Interest Expense” means, for the Borrower and its consolidated Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt (provided, however, that, for purposes of calculating the Interest Coverage Ratio, the fees and expenses incurred in connection with the First Lien Debt and that certain amended and restated credit agreement, dated as of June 26, 2008 and that certain amended and restated subordinated credit agreement, dated as of June 26, 2008, are excluded) for such period, whether paid or accrued, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, imputed interest under Capital Leases, fees owed with respect to the Obligations, and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.
     “Interest Hedge Agreement” means a Hedge Contract between the Borrower and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower and such financial institution or the cap of the interest rate on any Debt of the Borrower.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Reference Rate Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be one, two or three months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period which ends after the Maturity Date;
     (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.
     “Internal Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent and each Lender, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or any of its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.
     “Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.
     “Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including Regulations D, T, U, and X, which is applicable to such Person.
     “Lenders” means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.06.
     “Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) all Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter to (b) the Borrower’s consolidated EBITDA for the four fiscal quarters then ended.
     “Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).
     “Liquid Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 180 days from the date of any acquisition thereof;
     (b) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof or which may be liquidated for the full amount thereof without penalty or premium (“bank debt securities”), issued by (A) any Lender or any First Lien Lender (or any Affiliate of any Lender or any First Lien Lender), or (B) any other bank or trust company so long as such certificate of deposit is pledged to secure the Borrower’s or any Subsidiaries’ ordinary course of business bonding requirements, or any other bank or trust company which has combined capital and surplus and undivided profit of not less than $500,000,000.00, if at the time of deposit or purchase, such bank debt securities are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “Aa” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender or any First Lien Lender (or any Affiliate of any Lender or any First Lien Lender) or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A-1” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “P-1” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Required Lenders;

     (c) deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above; and
     (d) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital and surplus and undivided profit of not less than $500,000,000.00, if at the time of entering into such agreement the debt securities of such Person are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “Aa” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc.
     “Loan” means the aggregate principal amount of the Advances made by the Lenders pursuant to Section 2.01(a).
     “Loan Documents” means this Agreement, the Notes, the Guaranties, the Security Instruments, the Intercreditor Agreement, and each other agreement, instrument, or document executed by the Borrower, any Guarantor, or any of the Borrower’s or a Guarantor’s Subsidiaries or any of their officers at any time in connection with this Agreement.
     “Loan Parties” means the Borrower and the Guarantors, collectively, and “Loan Party” means any one of them.
     “Material Adverse Change” means (a) a material adverse change in the business, assets (including the Oil and Gas Properties of the Borrower, any Guarantor or any of their respective Subsidiaries), condition (financial or otherwise), results of operations or prospects of the Borrower, any Guarantor or any of their respective Subsidiaries since December 31, 2007; (b) a material adverse change on the validity or enforceability of this Agreement or any of the other Loan Documents; or (c) a material adverse effect on the Borrower’s, or any Guarantor’s or any Subsidiary’s ability to perform its obligations under this Agreement, any Note, any Guaranty, or any other Loan Document.
     “Maturity Date” means July 18, 2013.
     “Mortgages” means, collectively, each of the mortgage or deed of trust executed by any one or more of the Borrower, a Guarantor or any of their respective Subsidiaries in favor of the Administrative Agent for the ratable benefit of the Secured Parties in substantially the form of the attached Exhibit C or such other form as may be requested by the Administrative Agent, in each case as the same may be amended, modified, restated or supplemented from time-to-time, together with any assumptions or assignments of the obligations thereunder by the Borrower, any Guarantor or any of their respective Subsidiaries, and “Mortgages” shall mean all of such Mortgages collectively.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” means, in connection with any asset sale, the proceeds thereof in the form of cash and Liquid Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, investment banking fees, amounts required to be applied to the repayment of Debt secured by a Lien permitted hereunder on any asset that is the subject of such asset sale (other than any Lien pursuant to a Security Instrument) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any sharing arrangements).

     “Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.
     “Non-Consenting Lender” shall have the meaning set forth in Section 9.01.
     “Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit D, evidencing indebtedness of the Borrower to such Lender resulting from the Advance owing to such Lender.
     “Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit E signed by a Responsible Officer of the Borrower.
     “Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.
     “NPV” means, with respect to any Proven Reserves expected to be produced from any undivided interests in oil and gas properties, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the Borrower’s or any of its Subsidiary’s interests in such Proven Reserves (after deducting all existing burdens) during the remaining expected economic lives of such Proven Reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating (including purchasing and injecting water), gathering, transportation and marketing costs required for the production and sale of such reserves, and (b) the pricing assumptions and escalations used in determining the NPV for any particular reserves shall be the NYMEX Pricing (or any other pricing assumptions to which the Borrower and Required Lenders may agree). NPV shall be calculated hereunder in connection with each Engineering Report, either by the Borrower, by Administrative Agent, or by the third party engineering firm who prepares such Engineering Report; in the event of any conflict, Administrative Agent’s calculation shall be conclusive and final, absent manifest error.
     “NYMEX Pricing” means, as of any date of determination:
          (i) for crude oil, the average of the closing settlement prices for the Light, Sweet Crude Oil futures contract for each month in the thirty-six-month period following such determination date, and
          (ii) for natural gas, the average of the closing settlement prices for the Henry Hub Natural Gas futures contract for each month in the thirty-six-month period following such determination date, in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at www.nymex.com, or any successor thereto (as such price may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Advance, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.
     “Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “PDNP NPV” means the NPV attributable to all PDNP Reserves from the Oil and Gas Properties of the Borrower and its Subsidiaries and based on an Engineering Report or other applicable information relating to the Proven Reserves of the Borrower and its Subsidiaries provided by Borrower.
     “PDP NPV” means the NPV attributable to all PDP Reserves from the Oil and Gas Properties of the Borrower and its Subsidiaries and based on an Engineering Report or other applicable information relating to the Proven Reserves of the Borrower and its Subsidiaries provided by Borrower.
     “Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including an Environmental Permit.
     “Permitted Acquisition” means the acquisition by the Borrower or any of its wholly-owned Subsidiaries of all or substantially all of the assets of, or Equity Interest of, a Person or a division or line of business of a Person, provided that (i) at the time thereof and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower would be in compliance with Sections 6.17, 6.19 and 6.20 of this Agreement for the most recent calculation period then ended and as of the last day thereof, calculated on a pro forma basis as if such acquisition had been completed on the first day of such calculation period, (iii) with respect to any Permitted Acquisition in connection with which the consideration paid (or, in the case of consideration consisting of assets, fair market value) is equal to or exceeds $10,000,000, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth calculations in reasonable detail demonstrating compliance with the conditions set forth in clause (ii) above and (iv) such acquisition is consummated on a friendly basis. Notwithstanding anything in this definition to the contrary, the term “Permitted Acquisition” shall not refer to acquisitions of leasehold acreage made in the ordinary course of business.
     “Permitted Liens” means the Liens permitted to exist pursuant to Section 6.01.
     “Person” (whether or not capitalized) means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

     “Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
     “Pledge Agreement” means a pledge agreement in form and substance acceptable to the Administrative Agent and the Lenders and executed by the Borrower or any of its Subsidiaries or any of the Guarantors, as the same may be amended, modified, restated or supplemented from time to time.
     “Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.
     “Proposed Change” shall have the meaning set forth in Section 9.01.
     “Pro Rata Share” means, with respect to any Lender, (a) if such Commitments have not been terminated, the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the aggregate Commitments at such time, or (ii) if the aggregate Commitments have been terminated, the ratio (expressed as a percentage) of Advances owing to such Lender to the aggregate Advances owing to all such Lenders.
     “Proven Reserves” has the meaning given that term in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress as in effect at the time in question; “PDP Reserves” means Proven Reserves which are categorized as both “Developed” and “Producing” in such definitions; “PDNP Reserves” means Proven Reserves which are categorized as both “Developed” and “Non-Producing” in such definitions; and “PUD Reserves” means Proven Reserves which are categorized as “Undeveloped” in such definitions.
     “PUD NPV” means the NPV attributable to all PUD Reserves from the Oil and Gas Properties of the Borrower and its Subsidiaries and based on an Engineering Report or other applicable information relating to the Proven Reserves of the Borrower and its Subsidiaries provided by Borrower.
     “Reference Rate” means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (such rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).
     “Reference Rate Advance” means an Advance which bears interest as provided in Section 2.06(a).
     “Register” has the meaning set forth in Section 9.06(c).
     “Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same are from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Loans pursuant to Section 2.04(b).
     “Reinvestment Event” means any asset sale in respect of which the Borrower has delivered a Reinvestment Notice.

     “Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a wholly-owned Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an asset sale to acquire assets in the ordinary course of its business.
     “Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower’s business.
     “Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall otherwise ceased to, acquire assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.
     “Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.
     “Required Lenders” means, at any time, the holders of more than 50% of (a) until the Effective Date, the Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding.
     “Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.
     “Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, (b) with respect to any Person that is a limited liability company, a manager or a Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.
     “Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of the Borrower or warrants, options or other rights to purchase such Equity Interests.
     “Secured Parties” means the Administrative Agent and the Lenders.
     “Security Agreement” means the Security Agreement in substantially the form of the attached Exhibit G, executed by the Borrower, any of its Subsidiaries, or any of the Guarantors as the same may be amended, modified, or supplemented from time to time.
     “Security Instruments” means, collectively: (a) the Mortgages, (b) the Transfer Letters, (c) the Pledge Agreement, (d) the Security Agreement, (e) each other agreement, instrument or document executed at any time in connection with the Pledge Agreement, the Security Agreement, or the Mortgages, (f) each agreement, instrument or document executed in connection with the Cash Collateral Account, and (g) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

     “Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power under ordinary circumstances to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time Equity Interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.
     “Swap Counterparties” means any lender under the First Lien Credit Agreement (or affiliate of a lender under the First Lien Credit Agreement) that is a party to any Hedge Contract with the Borrower or any of its Subsidiaries.
     “Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
     “Total Present Value” means an amount, based on the most recent Engineering Report or other applicable information provided by Borrower as of the applicable determination date, equal to the sum of (i) 100% of the PDP NPV plus (ii) 100% of the PDNP NPV plus (iii) 100% of the PUD NPV; provided that, if the amount in clause (i) does not constitute at least 60% of the Total Present Value as so calculated, then the Total Present Value shall be equal to an amount equal to (A) 100% of the PDP NPV divided by (B) .60.
     “Transfer Letters” means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit H and executed by the Borrower, any Guarantor or any of their respective Subsidiaries executing a Mortgage, as each of the same may be amended, modified or supplemented from time-to-time.

     “Treasury Rate” on any date means (i) the rate borne by direct obligations of the United States maturing on the first anniversary of such date and (ii) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the Untied States maturing closest to, but straddling, the tenth anniversary of such date, in each case as published by the Federal Reserve Board.
     “Type” has the meaning set forth in Section 1.04.
     “Westside” means Westside Energy Corporation, a Nevada corporation. Westside is the Borrower, and its name was changed to “Crusader Energy Group Inc.” upon the closing of the Business Combination.
     Section 1.02 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
     Section 1.03 Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which prior to the delivery of the first financial statements under Section 5.06, shall mean the Financial Statements). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with that used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.06 most recently delivered prior to or concurrently with such calculations (or, prior to the delivery of the first financial statements under Section 5.06, used in the preparation of the Financial Statements). In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, where applicable, refer to such Person on a consolidated basis and mean such Person and its consolidated Subsidiaries.
     Section 1.04 Types of Advances. Advances are distinguished by “Type.” The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Reference Rate Advance.
     Section 1.05 Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE II
CREDIT FACILITIES
     Section 2.01 Commitment for Advances.
     (a) Advances.
     (i) Each Lender having a Commitment as of the Effective Date severally agrees, on the terms and conditions set forth in this Agreement, to make a single advance term loan on the Effective Date in accordance with its Pro Rata Share on a non-revolving basis to the Borrower in an amount equal to such Lender’s Commitment as of the Effective Date. The Advances shall be made at a 5% discount; accordingly, the amount of Advances made by each Lender to the Borrower on the Effective Date shall be in an amount equal to 95% of the stated principal amount of such Advances.
     (ii) Any Advances which have been prepaid or repaid may not be reborrowed.
     (b) Notes. The indebtedness of the Borrower to each Lender resulting from the Advance owing to such Lender shall be evidenced by a Note of the Borrower payable to the order of such Lender.
     Section 2.02 Method of Borrowing.
     (a) Notice. The Borrower shall deliver a Notice of Borrowing (or telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 11:00 A.M. (New York City time) (i) on the third Business Day before the Effective Date, in the case of a Borrowing comprised of Eurodollar Rate Advances or (ii) on the Business Day of the Effective Date, in the case of a Borrowing comprised of Reference Rate Advances, by the Borrower to the Administrative Agent, which shall in turn give to each Lender prompt notice of such proposed Borrowing by facsimile. The Notice of Borrowing shall be made in writing (including by facsimile) or by electronic mail and specifying the information required therein; provided that, delivery by electronic mail shall be made to two separate officers of the Administrative Agent. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.06(b). Each Lender shall, before 1:00 P.M. (New York City time) on the Effective Date, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 9.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower at its account with the Administrative Agent.
     (b) Conversions and Continuations. The Borrower may elect to Convert or continue any Borrowing under this Section 2.02 by delivering an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 11:00 A.M. (New York City time) (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed Conversion, in the case of a Conversion to a Borrowing comprised of Reference Rate Advances. Each such Notice of Conversion or Continuation shall be made in writing (including by facsimile) or by electronic mail promptly and specifying the information required therein; provided that, delivery by electronic mail shall be made to two separate officers of the Administrative Agent. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Lender of the applicable interest rate under Section 2.06(b).
     (c) Certain Limitations. Notwithstanding anything to the contrary contained in Sections 2.02(a) and (b) above:
          (i) at no time shall there be more than five Interest Periods applicable to outstanding Eurodollar Rate Advances and the Borrower may not select Eurodollar Rate Advances at any time that a Default has occurred and is continuing;
          (ii) if any Lender shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Lender in respect of such Borrowing, Conversion, or continuation shall be a Reference Rate Advance;
          (iii) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising the requested Borrowing on the Effective Date, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance;
          (iv) if the Required Lenders shall, at least one Business Day before the Effective Date, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising the Borrowing to be made on the Effective Date will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance; and
          (v) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and Sections 2.02(a) and (b), the Administrative Agent shall forthwith so notify the Borrower and the Lenders and such Advances shall be made available to the Borrower on the date of such Borrowing as Reference Rate Advances or, if an existing Advance, Convert into Reference Rate Advances.
     (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. If the Borrowing on the Effective Date is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III including any loss (including any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
     (e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the Effective Date that such Lender shall not make available to the Administrative Agent such Lender’s Pro Rata Share of a Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date Effective Date in accordance with Section 2.02(a), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that any Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for such day. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.
     (f) Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
     Section 2.03 Reduction of the Commitment.
     (a) The Commitments shall automatically and permanently be reduced to $0 upon the making of the Advances on the Effective Date.
     Section 2.04 Prepayment of Advances.
     (a) Optional. At any time after the first anniversary of the Effective Date, the Borrower may prepay the Advances, after giving by 11:00 A.M. (New York City time) at least three Business Days’ irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with (i) the accrued interest to the date of such prepayment on the principal amount prepaid and (ii) the amounts, if any, required to be paid pursuant to Section 2.09 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be made in minimum amounts of $1,000,000 and in integral multiples of $500,000 in excess thereof, and full prepayments of any Borrowing are permitted without restriction of amounts.
     (b) Mandatory. (i) If a Change of Control shall occur and the Borrower has not optionally prepaid in full the outstanding principal amount of the Advances concurrently with the consummation of such Change of Control, at the Lenders’ option (which option may be exercised in their sole discretion) the Borrower shall prepay the outstanding principal amount of the Advances, in whole or in part as elected by the Lenders, together with (i) the accrued interest to the date of such prepayment on the principal amount prepaid and (ii) the amounts, if any, required to be paid pursuant to Section 2.09 as a result of such prepayment being made on such date. If the Lenders require the Borrower to prepay the Advances as provided above, the Administrative Agent shall so notify the Borrower in writing, which notice shall specify the amount to be paid by the Borrower pursuant to this Section 2.04(b). The Borrower shall pay all such amounts in full within two Business Days of receipt of such notice. The foregoing will not be deemed to be a consent by Lenders to any Change of Control or a waiver of any Default resulting therefrom.
     (ii) If on any date, the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from an asset sale (other than a sale permitted pursuant to clause (i) and (ii) of Section 6.04 of this Agreement) then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Advances, provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount shall be applied toward the prepayment of the Advances and provided, further, that if such Net Cash Proceeds are applied toward the prepayment of the First Lien Debt Obligations as required pursuant to Section 2.05(b) of the First Lien Credit Agreement, the Borrower’s obligations to prepay the Advances shall be deemed satisfied on a dollar-for-dollar basis to the extent of amounts applied to repay the advances under the First Lien Credit Agreement.
     (c) Prepayment Premium. Notwithstanding anything to contrary in clause (a) and (b) above, prepayments of Advances shall be accompanied by the payment of interest on the principal amount prepaid plus a prepayment premium on the principal amount prepaid equal to (i) the Applicable Premium if the prepayment is made from the Effective Date through the first anniversary thereof, (ii) 5% if the prepayment is made from the first anniversary of the Effective Date through the second anniversary thereof, (iii) 3% if the prepayment is made from the second anniversary of the Effective Date through the third anniversary thereof, (iv) 1% if the prepayment is made from the third anniversary of the Effective Date through the fourth anniversary thereof and (v) 0% thereafter.
     (d) Illegality. If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 11:00 A.M. (New York City time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Lender or (B) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances made by such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.09 as a result of such prepayment being made on such date, (ii) such Lender shall simultaneously make a Reference Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.
     (e) No Additional Right; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.04, and all notices given pursuant to this Section 2.04 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.04 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.
     Section 2.05 Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance, together with any accrued interest thereon, on the Maturity Date or such earlier date pursuant to Section 7.02 or Section 7.03.

     Section 2.06 Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (a) Reference Rate Advances. If such Advance is a Reference Rate Advance, a rate per annum equal at all times to the Adjusted Reference Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each March, June, September, and December and on the date such Reference Rate Advance shall be paid in full.
     (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, and in the case of six-month Interest Periods, on the day which occurs during such Interest Period three months from the first day of such Interest Period.
     (c) Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrower through the Administrative Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).
     Section 2.07 Payments and Computations.
     (a) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds without deduction, setoff, or counterclaim of any kind. The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Section 2.06(c), 2.09, 2.10, 2.11, 8.07, or 9.07, but after taking into account payments effected pursuant to Section 9.04) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
     (b) Computations. All computations of interest based on the Reference Rate and of fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and the Federal Funds Rate shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

     (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
     (d) Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower shall not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for such day.
     Section 2.08 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it in excess of its Pro Rata Share of payments on account of the Advances obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them or held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.08 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
     Section 2.09 Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, whether as a result of any payment pursuant to Section 2.04, the acceleration of the maturity of the Notes pursuant to Article VII, or otherwise, or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Lender to the Borrower through the Administrative Agent, pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, out-of-pocket costs or expenses (including, without limitation, legal fees) which it may reasonably incur as a result of such payment or nonpayment, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
     Section 2.10 Increased Costs.

     (a) Eurodollar Rate Advances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), immediately pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
     (b) Capital Adequacy. If any Lender determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend and other commitments of this type, then, upon 30 days’ prior written notice by such Lender (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender, in light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend under this Agreement. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.
     Section 2.11 Taxes.
     (a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.07, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision of the jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) and, in the case of each Lender, Taxes by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender or the Administrative Agent: (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Lender’s or the Administrative Agent’s failure to provide the forms described in Section 2.11(d) and such Lender or the Administrative Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
     (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Loan Documents (hereinafter referred to as “Other Taxes”).
     (c) Indemnification. THE BORROWER INDEMNIFIES EACH LENDER AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING ANY TAXES OR OTHER TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.11) PAID BY SUCH LENDER OR THE ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED. EACH PAYMENT REQUIRED TO BE MADE BY THE BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE ADMINISTRATIVE AGENT FOR THE BENEFIT OF ANY PARTY CLAIMING SUCH INDEMNIFICATION WITHIN 30 DAYS FROM THE DATE THE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE ADMINISTRATIVE AGENT ON BEHALF OF ITSELF AS ADMINISTRATIVE AGENT OR ANY SUCH LENDER. IF ANY LENDER OR THE ADMINISTRATIVE AGENT RECEIVES A REFUND IN RESPECT OF ANY TAXES PAID BY THE BORROWER UNDER THIS SECTION 2.11(C), SUCH LENDER OR THE ADMINISTRATIVE AGENT AS THE CASE MAY BE, SHALL PROMPTLY PAY TO THE BORROWER THE BORROWER’S SHARE OF SUCH REFUND.
     (d) Foreign Lender Withholding Exemption. Each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it shall deliver to the Borrower and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W8-ECI or W8-BEN or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower. Each Lender which delivers to the Borrower and the Administrative Agent a Form W8-ECI or W8-BEN and Form W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent two further copies of the said letter and Form W8-ECI or W8-BEN and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Administrative Agent certifying in the case of a Form W8-ECI or W8-BEN that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Lender shall not be required to deliver such letter or forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the requisite Internal Revenue Service forms.

ARTICLE III
CONDITIONS OF LENDING
     Section 3.01 Conditions Precedent to Effectiveness. The obligation of each Lender to make an Advance on the Effective Date is subject to the occurrence of the following conditions precedent:
     (a) Documentation. The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent and the Lenders, and, where applicable, in sufficient copies for each Lender:
          (i) this Agreement, a Note payable to the order of each Lender (who requests a Note) in the amount of its Commitment, the Guaranties, the Pledge Agreements, the Security Agreements, and Mortgages encumbering substantially all of the Borrower’s and its Subsidiaries’ Proven Reserves and Oil and Gas Properties in connection therewith, and each of the other Loan Documents, including the Intercreditor Agreement, and all attached exhibits and schedules;
          (ii) favorable opinions of the Borrower’s, its Subsidiaries’, and the Guarantors’ counsel dated as of the date of this Agreement in form and substance reasonably satisfactory to the Lenders and the Administrative Agent and covering such matters as any Lender through the Administrative Agent may reasonably request;
          (iii) copies, certified as of the date of this Agreement by a Responsible Officer of the Borrower of (A) the resolutions of the board of directors of the Borrower approving the Loan Documents to which the Borrower is a party, (B) the articles of incorporation and bylaws of the Borrower, (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Note, and the other Loan Documents, and (D) the Contribution Agreement as in effect on the Effective Date;
          (iv) certificates of a Responsible Officer of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Notes, the Security Instruments, the Notices of Borrowing, the Notices of Conversion or Continuation, and the other Loan Documents to which the Borrower is a party;
          (v) copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of each Guarantor of (A) the resolutions of the Board of Managers (or other applicable governing body) of such Guarantor approving the Loan Documents to which it is a party, (B) the articles or certificate (as applicable) of incorporation or organization and bylaws (or equivalent) of such Guarantor, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranty, the Security Instruments, and the other Loan Documents to which such Guarantor is a party;
          (vi) a certificate of the secretary or an assistant secretary of each Guarantor certifying the names and true signatures of officers of such Guarantor authorized to sign the Guaranty, Security Instruments and the other Loan Documents to which such Guarantor is a party;
          (vii) a certificate dated as of the date of this Agreement from a Responsible Officer of the Borrower stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects; (B) no Default has occurred and is continuing; (C) the conditions in this Section 3.01 have been met; and (D) that the Borrower is Solvent;

          (viii) appropriate UCC-1 and UCC-3, as applicable, financing statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;
          (ix) stock certificates required in connection with the Pledge Agreements and stock powers executed in blank for each such stock certificate, except to the extent such stock certificates and stock powers have been delivered to the First Lien Administrative Agent in accordance with the terms of the Intercreditor Agreement;
          (x) insurance certificates evidencing insurance and endorsements thereof which meet the requirements of this Agreement and the Security Instruments, and which are otherwise satisfactory to the Administrative Agent;
          (xi) the initial Independent Engineering Reports dated effective as of a date acceptable to the Administrative Agent; and
          (xii) such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request.
     (b) Payment of Fees. On the date of this Agreement, the Borrower shall have paid all costs and expenses that have been invoiced and are payable pursuant to Section 9.04.
     (c) Delivery of Financial Statements. The Administrative Agent and the Lenders shall have received true and correct copies of (i) the Financial Statements and (ii) such other financial information as the Lenders may reasonably request (including, for the avoidance of doubt, satisfactory projections for the Borrower and its Subsidiaries after giving effect to the Business Combination through 2009).
     (d) Security Instruments. The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent and the Lenders in their sole discretion necessary to determine that the Administrative Agent (for its benefit and the benefit of the Secured Parties) shall have an Acceptable Security Interest in the Collateral (which shall include all of the Oil and Gas Properties of the Borrower and the Guarantors) and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.
     (e) Title. The Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties included in the Borrowing Base and that such Oil and Gas Properties constitute a percentage of such Collateral reasonably satisfactory to the Administrative Agent. The Administrative Agent acknowledges that this condition has been met prior to the Effective Date.
     (f) No Default. No Default or Event of Default shall have occurred and be continuing.
     (g) Representations and Warranties. The representations and warranties contained in Article IV and in each other Loan Document are true and correct in all material respects on the Effective Date, before and after giving effect to the Loans to be made on such date and to the application of the proceeds thereof.
     (h) Material Adverse Change. No change, occurrence or development that would have a material adverse effect on the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, shall have occurred.

     (i) Consents, Licenses, Approvals, etc. The Administrative Agent shall have received true copies (certified to be such by the Borrower or other appropriate party) of all consents, licenses and approvals required in accordance with applicable law, or in accordance with any document, agreement, instrument or arrangement to which the Borrower, the Guarantors and their respective Subsidiaries is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Loan Documents. In addition, the Borrower, the Guarantors and their respective Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower the Guarantors and their respective Subsidiaries and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.
     (j) Material Contracts. The Borrower shall have delivered to the Administrative Agent copies of all material contracts, agreements or instruments listed on the attached Schedule 4.21.
     (k) First Lien Debt. The terms of the First Lien Credit Agreement shall have been amended or waived to allow for the transactions contemplated by this Agreement. The Borrower shall have delivered copies of the aforementioned waiver or amendment, and each other agreement, instrument, or document executed by the Borrower or any of its Subsidiaries or any of their Responsible Officers at any time in connection with the First Lien Credit Agreement on or before the date hereof.
     (l) Use of Proceeds. The Borrower shall have delivered to the Administrative Agent a flow of funds memo outlining the uses to which the proceeds of the Advances will be applied on the Effective Date.
     (m) USA Patriot Act. The Borrower has delivered to each Lender that is subject to the Patriot Act such information requested by such Lender in order to comply with the Patriot Act.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants as follows:
     Section 4.01 Existence; Subsidiaries. The Borrower is a corporation duly organized and validly existing under the laws of Nevada and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification. Each Subsidiary of the Borrower is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification. The Borrower has no Subsidiaries other than those listed on Schedule 4.01.
     Section 4.02 Power. The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Loan Documents to which it is a party and by the Guarantors of the Guaranties and the other Loan Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower’s and such Guarantors’ governing powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) the Borrower’s or any Guarantor’s certificate or articles of incorporation, bylaws, limited liability company agreement, or other similar governance documents or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Guarantor, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Advance such Advance and the use of the proceeds of such Advance will be within each Loan Party’s governing powers, will have been duly authorized by all necessary corporate action, will not contravene (i) any Loan Party’s organizational documents or (ii) any law or any contractual restriction binding on or affecting any Loan Party and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.
     Section 4.03 Authorization and Approvals. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Loan Documents to which the Borrower is a party or by each Guarantor of its Guaranty or the other Loan Documents to which it is a party or the consummation of the transactions contemplated thereby. At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing.
     Section 4.04 Enforceable Obligations. This Agreement, the Notes, and the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower, and the Guaranties and the other Loan Documents to which each Guarantor is a party have been duly executed and delivered by such Guarantor. Each Loan Document is the legal, valid, and binding obligation of the Borrower and any Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.
     Section 4.05 Financial Statements.
     (a) The Borrower has delivered to the Administrative Agent and the Lenders copies of the Financial Statements, and the Financial Statements are accurate and complete in all material respects and present fairly the financial condition of the entities to which they pertain for the periods indicated, in accordance with GAAP. As of the date of the Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long term commitments, or unrealized or anticipated losses of the Borrower, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.
     (b) All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.
     (c) Since the date of the Financial Statements, no event or circumstance that could cause a Material Adverse Change has occurred.
     (d) As of the date of this Agreement, the Borrower, the Guarantors and their respective Subsidiaries have no Debt other than the Debt listed on Schedule 4.05.
     Section 4.06 True and Complete Disclosure. All factual information (excluding estimates) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of the Guarantors in writing to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower and the Guarantors in writing to the Administrative Agent or any of the Lenders shall be, true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time. All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.
     Section 4.07 Litigation; Compliance with Laws.
     (a) There is no pending or, to the best knowledge of the Borrower, threatened action, suit, or legal equitable, arbitrative or administrative proceeding affecting the Borrower or any of the Guarantors before any court, Governmental Authority or arbitrator which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. Additionally, there is no pending or, to the best knowledge of the Borrower, threatened action, suit, or legal equitable, arbitrative or administrative proceeding instituted against the Borrower or any of the Guarantors which seeks to adjudicate the Borrower or any of the Guarantors as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.
     (b) The Borrower and its Subsidiaries have complied in all material respects with all material statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.
     Section 4.08 Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 5.09. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.
     Section 4.09 Investment Company Act. Neither the Borrower nor any of the Guarantors is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.10 Federal Power Act; Regulations. Neither the Administrative Agent nor any of the Lenders, solely by virtue of the execution, delivery and performance of, and the consummation of the transactions contemplated by, the Loan Documents shall be or become subject to regulation (a) under the Federal Power Act, as amended, (b) as a “public utility” or “public service corporation” or the equivalent under the applicable law of any state, or (c) under the applicable laws of any state relating to public utilities or public service corporations.
     Section 4.11 Taxes.
     (a) Reports and Payments. All Returns (as defined below in Section 4.11(c)) required to be filed by or on behalf of the Borrower, the Guarantors, or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Financial Statements or (ii) taxes that are being contested in good faith. The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person, except for such Taxes or reserves therefor, the failure to pay or provide for which does not and would not reasonably be expected to cause a Material Adverse Change.
     (b) Taxes Definition. “Taxes” in this Section 4.11 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on or with respect to any such assessment).
     (c) Returns Definition. “Returns” in this Section 4.11 shall mean any federal, state, local, or foreign report, estimate, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.
     Section 4.12 Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.
     Section 4.13 Condition of Property; Casualties. Each of the Borrower and the Guarantors has good and marketable title to all of its Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens except for Permitted Liens. The material Properties used or to be used in the continuing operations of the Borrower and each of the Guarantors are in good repair, working order and condition, ordinary wear and tear excepted. Since the date of the Financial Statements, neither the business nor the material Properties of the Borrower and each of the Guarantors, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy (whether or not covered by insurance).
     Section 4.14 No Burdensome Restrictions; No Defaults.

     (a) Neither the Borrower nor any Guarantor or any of their respective Subsidiaries is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation that could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any Guarantor or any of their respective Subsidiaries is in default under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Guarantor or any of their respective Subsidiaries is a party and which could reasonably be expected to cause a Material Adverse Change or under any agreement in connection with any Debt. Neither the Borrower nor any Guarantor or any of their respective Subsidiaries has received any notice of default under any material contract, agreement, lease, or other instrument to which the Borrower, or Guarantor or any respective Subsidiary is a party.
     (b) No Default or Event of Default has occurred and is continuing.
     Section 4.15 Environmental Condition.
     (a) Permits, Etc. The Borrower and the Guarantors (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any material violation or alleged violation of any Environmental Law or Permit; and (iv) are not subject to any actual or contingent Environmental Claim, which could reasonably be expected to cause a Material Adverse Change.
     (b) Certain Liabilities. To the Borrower’s actual knowledge, none of the present or previously owned or operated Property of the Borrower or any Guarantor or of any of their former Subsidiaries, wherever located: (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any Guarantor or any of their respective Subsidiaries, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.
     (c) Certain Actions. Without limiting the foregoing: (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower or the Guarantors or any of their former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Borrower’s best knowledge, future liability, if any, of the Borrower and the Guarantors which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.
     Section 4.16 Permits, Licenses, Etc. The Borrower and the Guarantors possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade name rights and copyrights which are material to the conduct of their business. No Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property. The Borrower and the Guarantors manage and operate their business in all material respects in accordance with all applicable Legal Requirements and good industry practices.

     Section 4.17 Gas Contracts. Neither the Borrower nor any of the Guarantors, as of the date hereof: (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Borrower’s and its Subsidiaries’ Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery, or (b) except as has been disclosed to the Administrative Agent, has produced gas, in any material amount, subject to, and none of the Borrower’s and the Guarantors’ Oil and Gas Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements.
     Section 4.18 Liens; Titles, Leases, Etc. None of the Property of the Borrower or any of the Guarantors is subject to any Lien other than Permitted Liens. On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions. All leases and agreements for the conduct of business of the Borrower and the Guarantors are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such leases or agreements which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of the Guarantors is a party to any agreement or arrangement (other than this Agreement and the Security Instruments), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective assets or Properties.
     Section 4.19 Solvency and Insurance. Before and after giving effect to the making of the Advances, the Borrower is, and each Guarantor is, Solvent. Additionally, each of the Borrower and its Subsidiaries carry insurance required under Section 5.02.
     Section 4.20 Hedging Agreements. Schedule 4.20 sets forth, as of the date hereof, a true and complete list of all Interest Hedge Agreements, Hydrocarbon Hedge Agreements, and any other Hedge Contract of the Borrower and each Guarantor, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.
     Section 4.21 Material Agreements. Schedule 4.21 sets forth a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the date hereof (other than the agreements set forth in Schedule 4.20) providing for, evidencing, securing or otherwise relating to (a) any Debt of the Borrower or any of the Guarantors, or (b) any obligation of the Borrower or any of the Guarantors to issuers of surety or appeal bonds issued for account of the Borrower or any such Guarantor in excess of $1,000,000, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. Also set forth on Schedule 4.21 is a complete and correct list of all material agreements and other instruments of the Borrower and the Guarantors relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons (other than customary joint operating agreements and purchase contracts entered into in the ordinary course of business and which are customary in the oil and gas industry). The Borrower has heretofore delivered to the Administrative Agent and the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the date hereof.

     Section 4.22 Security Documents. Each of the Security Documents is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Acceptable Security Interest in the Collateral described therein and the proceeds thereof.
ARTICLE V
AFFIRMATIVE COVENANTS
     So long as any Note or any amount under any Loan Document shall remain unpaid, or any Lender shall have any Commitment hereunder, the Borrower agrees, unless the Required Lenders shall otherwise consent in writing, to comply with the following covenants:
     Section 5.01 Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Subsidiaries to comply, in all material respects with all Legal Requirements. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Subsidiaries do business; provided, however, that this Section 5.01 shall not prevent the Borrower or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings. Without limitation of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Borrower’s and its Subsidiaries’ Oil and Gas Properties.
     Section 5.02 Maintenance of Insurance.
     (a) The Borrower shall, and shall cause each of its Subsidiaries to, procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance in form and amounts and issued by companies, associations or organizations reasonably satisfactory to the Administrative Agent covering such casualties, risks, perils, liabilities and other hazards as is customary in the industry. In addition, the Borrower shall, and shall cause each of its Subsidiaries to, comply with all requirements regarding insurance contained in the Security Instruments.
     (b) The Borrower shall deliver to the Administrative Agent copies of certificates of insurance, and endorsements and renewals thereof, that are required herein. All policies of insurance shall either have attached thereto a Lender’s mortgagee loss payable endorsement for the benefit of the First Lien Administrative Agent, as mortgagee loss payee in form reasonably satisfactory to the Administrative Agent or shall name the Administrative Agent as an additional insured, as applicable. The Borrower shall furnish the Administrative Agent with a certificate of insurance or a certified copy of all policies of insurance required. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of the Borrower, or a Subsidiary or any party holding under the Borrower or a Subsidiary which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower and its Subsidiaries. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 30 days’ prior written notice to the Administrative Agent. In the event that, notwithstanding the “mortgagee’s loss payable endorsement” requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to the Borrower or Subsidiaries and any Obligations are outstanding and the First Lien Debt has been indefeasibly paid in full, the Borrower shall deliver such proceeds to the Administrative Agent immediately upon receipt.
     Section 5.03 Preservation of Corporate Existence, Etc. The Borrower shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate or limited liability company, as applicable, existence, rights, franchises, and privileges in the jurisdiction of its incorporation or organization, as applicable, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.
     Section 5.04 Payment of Taxes, Etc. The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.
     Section 5.05 Visitation Rights; Books and Records. The Borrower shall keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements shall be made of all dealings and transactions in relation to its business and activities. At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Subsidiaries to, permit the Administrative Agent and any Lender or any of their respective agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, the Borrower and any such Subsidiary, and (b) discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors.
     Section 5.06 Reporting Requirements. The Borrower shall furnish to the Administrative Agent and each Lender:
     (a) Annual Financials. As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower and its consolidated Subsidiaries, commencing with fiscal year ending December 31, 2008: (i) a copy of the annual audit report for such year for the Borrower and such consolidated Subsidiaries, including therein the Borrower’s and such consolidated Subsidiaries’ consolidated balance sheets as of the end of such fiscal year and the Borrower’s and such consolidated Subsidiaries’ consolidated statements of income, cash flows, and retained earnings, in each case certified by independent certified public accountants of national standing reasonably acceptable to the Administrative Agent and including any management letters delivered by such accountants to the Borrower or any Subsidiary in connection with such audit, (ii) a certificate of such accounting firm to the Administrative Agent and the Lenders stating that, in the course of the regular audit of the business of the Borrower and its consolidated Subsidiaries, if any, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, and (iii) a Compliance Certificate executed by a Responsible Officer of the Borrower;
     (b) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and its consolidated Subsidiaries, commencing with fiscal quarter ended June 30, 2008: (i) the unaudited consolidated balance sheet and the unaudited consolidated statements of income, cash flows, and retained earnings for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to the absence of footnotes and to year end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP; and (ii) a Compliance Certificate executed by a Responsible Officer of the Borrower;
     (c) Oil and Gas Reserve Reports.
          (i) As soon as available but in any event on or before March 1 of each year, an Independent Engineering Report dated effective as of January 1 for such year;
          (ii) As soon as available but in any event on or before September 1 of each year, beginning with September 1, 2009, an Internal Engineering Report dated effective as of July 1 for such year;
          (iii) Such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base;
          (iv) With the delivery of each Engineering Report, a certificate from a Responsible Officer of the Borrower certifying that, to his best knowledge and in all material respects: (a) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct, (b) the Borrower or its Subsidiary, as applicable, owns good and marketable title to the Oil and Gas Properties evaluated in such Engineering Report, and such Properties are subject to an Acceptable Security Interest and are free of all Liens except for Permitted Liens, (c) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (d) none of its or its Subsidiaries’ Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Required Lenders, (e) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Engineering Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, (f) attached to the certificate is a list of all Persons disbursing proceeds to the Borrower or any of its Subsidiaries, as applicable, from its Oil and Gas Properties, (g) except as set forth on a schedule attached to the certificate, all of the Oil and Gas Properties evaluated by such Engineering Report are pledged as Collateral for the Obligations, (h) attached to the certificate is a monthly cash flow budget for the 12 months following the delivery of such certificate setting forth the Borrower’s projections for production volumes, revenues, expenses, taxes and budgeted capital expenditures during such period, and (i) the Borrower is in compliance with Section 5.12(b);

     (d) Production Reports. As soon as available and in any event within 60 days after the end of each fiscal quarter, commencing with the fiscal quarter ended June 30, 2008, a report certified by a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent prepared by the Borrower (i) covering each of the Oil and Gas Properties of the Borrower and its Subsidiaries and detailing on a quarterly basis (A) the production, revenue, and price information and associated operating expenses for each such quarter, (B) any changes to any producing reservoir, production equipment, or producing well during each such quarter, which changes could cause a Material Adverse Change and (C) any sales of the Borrower’s or any Subsidiaries’ Oil and Gas Properties during each such quarter; and (ii) setting forth a true and complete list of all Hedge Contracts of the Borrower and its Subsidiaries and detailing the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement;
     (e) Defaults. As soon as possible and in any event within five days after (i) the occurrence of any Default or (ii) the occurrence of any default under any instrument or document evidencing Debt of the Borrower or any Subsidiary, in each case known to any officer of the Borrower or any of its Subsidiaries which is continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default or default, as applicable, and the actions which the Borrower or such Subsidiary has taken and proposes to take with respect thereto;
     (f) Termination Events. As soon as possible and in any event (i) within 30 days after (A) the Borrower, any Guarantor or any of their respective Subsidiaries knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, or (B) the Borrower acquires knowledge that any other member of the Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after (A) the Borrower, any Guarantor or any of their respective Subsidiaries knows or has reason to know that any other Termination Event with respect to any Plan has occurred, or (B) the Borrower acquires knowledge that any other Affiliate of the Borrower knows that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Affiliate proposes to take with respect thereto;
     (g) Termination of Plans. Promptly and in any event within two Business Days after (i) receipt thereof by the Borrower, any Guarantor or any of their respective Subsidiaries from the PBGC, or (ii) the Borrower acquires knowledge of any other Controlled Group member’s receipt thereof from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;
     (h) Other ERISA Notices. Promptly and in any event within five Business Days after (i) receipt thereof by the Borrower, any Guarantor or any of their respective Subsidiaries from a Multiemployer Plan sponsor, or (ii) the Borrower acquires knowledge of any other Controlled Group member’s receipt thereof, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;
     (i) Environmental Notices. Promptly upon the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of request, notice, summons or citation received from the Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and could cause a Material Adverse Change, (ii) any action or omission on the part of the Borrower or any of its Subsidiaries or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability therefor that could cause a Material Adverse Change, including any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower or any of its Subsidiaries or their former Subsidiaries, or any of their leased or owned Property, wherever located;
     (j) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any of its Subsidiaries, a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit or agreement with any Governmental Authority;
     (k) Material Changes. Prompt written notice of any condition or event of which the Borrower or any of its Subsidiaries has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Borrower or any of its Subsidiaries is a party or by which they or their Properties may be bound;
     (l) Disputes, Etc. Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower or any of its Subsidiaries threatened, or affecting the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Subsidiaries and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any of its Subsidiaries if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $1,000,000;
     (m) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any of its Subsidiaries, and a copy of any response by the Borrower or any of its Subsidiaries, or the Board of Managers (or other applicable governing body) of the Borrower or any of its Subsidiaries, to such letter or report;
     (n) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06;
     (o) USA Patriot Act. Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
     (p) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request.; the Administrative Agent agrees to provide the Lenders with copies of any material notices and information delivered solely to the Administrative Agent pursuant to the terms of this Agreement.
     Section 5.07 Maintenance of Property. Subject to Section 6.04, the Borrower shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair, ordinary wear and tear excepted; and shall abstain, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.
     Section 5.08 Agreement to Pledge. The Borrower shall, and shall cause each Subsidiary to, promptly grant to the Administrative Agent an Acceptable Security Interest in any Property of the Borrower or any of its Subsidiaries now owned or hereafter acquired.
     Section 5.09 Use of Proceeds. The Borrower shall use the proceeds of the Advances to finance (i) the working capital needs and capital expenditures of the Borrower and its Subsidiaries and (ii) Permitted Acquisitions, provided, that no more than $50,000,000 of the proceeds of the Advances may be used to finance Permitted Acquisitions.
     Section 5.10 Title Evidence. The Borrower shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory evidence of title, which shall be in form and substance acceptable to the Administrative Agent in its reasonable discretion and shall include evidence of title regarding the before payout and after payout ownership interests held by the Borrower and the Borrower’s Subsidiaries, for all wells located on the Oil and Gas Properties covered thereby as to the ownership of Oil and Gas Properties of the Borrower and its Subsidiaries, and reflecting that the Administrative Agent has an Acceptable Security Interest in such Oil and Gas Properties of the Borrower and its Subsidiaries, constituting at least 70% of the present value of the Proven Reserves of the Borrower and its Subsidiaries as reasonably determined by the Administrative Agent.
     Section 5.11 Further Assurances; Cure of Title Defects; Mortgages. The Borrower shall, and shall cause each Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower hereby authorizes the Lenders or the Administrative Agent to file any financing statements without the signature of the Borrower to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral. Without limiting the generality of the foregoing or any other provision herein, the Borrower shall, at all times, cause the Administrative Agent to have an Acceptable Security Interest in at least 80% of the Borrower’s and its Subsidiaries’ Proven Reserves (based on the values set forth in the Engineering Report most recently delivered to the Administrative Agent) and Oil and Gas Properties in connection therewith. Within 30 days after (a) a request by the Administrative Agent or the Lenders to cure any title defects or exceptions which are not Permitted Liens raised by such information or (b) a notice by the Administrative Agent that the Borrower has failed to comply with Section 5.10, the Borrower shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and

(ii) deliver to the Administrative Agent satisfactory title evidence in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Borrower’s and its Subsidiaries’ ownership of such Oil and Gas Properties and the Administrative Agent’s Liens and security interests therein as are required to maintain compliance with Section 5.10.
     Section 5.12 Hedge Agreements. (a) Within 60 days after the Effective Date, the Borrower will enter into with Swap Counterparties, and thereafter maintain Interest Hedge Agreements to the extent necessary to provide that at least 50% of the principal amount of the Loans outstanding on the Effective Date for any immediately following two-year period is subject to an Interest Hedge Agreements, which Interest Hedge Agreements shall be on terms and conditions reasonably satisfactory to the Administrative Agent.
     (b) Within 60 days after the Effective Date, the Borrower will enter into with Swap Counterparties, and thereafter maintain Hydrocarbon Hedge Agreements to the extent necessary to provide that at least 75% of the PDP Reserves for any immediately following two-year period is subject to a Hydrocarbon Hedge Agreements, which Hydrocarbon Hedge Agreements shall be on terms and conditions reasonably satisfactory to the Administrative Agent.
ARTICLE VI
NEGATIVE COVENANTS
     So long as any Note or any amount under any Loan Document shall remain unpaid, or any Lender shall have any Commitment, the Borrower agrees, unless the Required Lenders otherwise consent in writing, to comply with the following covenants.
     Section 6.01 Liens, Etc. The Borrower shall not create, assume, incur, or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume, or suffer to exist:
     (a) Liens securing the First Lien Debt;
     (b) Liens securing the Obligations;
     (c) purchase money Liens or purchase money security interests upon or in any equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business prior to or at the time of the Borrower’s or such Subsidiary’s acquisition of such equipment; provided, that the Debt secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other assets of the Borrower and its Subsidiaries, and (iii) is not increased in amount;
     (d) Liens for taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;
     (e) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor;
     (f) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Subsidiary to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;
     (g) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments;
     (h) Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower;
     (i) Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;
     (j) easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of Borrower or any Subsidiary or materially detract from the value or use of the Property to which they apply; and
     (k) Liens securing Debt permitted under Section 6.02(e).
     Section 6.02 Debts, Guaranties, and Other Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:
     (a) Debt of the Borrower and its Subsidiaries under the Loan Documents;
     (b) the First Lien Debt and any refinancings thereof that is not on terms and conditions materially adverse to the Lenders, provided that such Debt shall not be in excess of $100,000,000 at any one time outstanding;
     (c) Debt in the form of obligations for the deferred purchase price of Property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;
     (d) Debt secured by the Liens permitted under Section 6.01(c) in an aggregate amount not to exceed $1,000,000 at any time;

     (e) Debt under Hydrocarbon Hedge Agreements or Interest Hedge Agreements which are not prohibited by the terms of Section 6.14;
     (f) Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of the Borrower in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;
     (g) unsecured Debt provided that the aggregate amount of Debt permitted under Section 6.02(g) shall not exceed $100,000,000 at any time; and
     (h) Debt not otherwise permitted under this Section 6.02, provided that (i) such Debt is not secured by any Lien, and (ii) the aggregate of amount of such Debt plus the aggregate amount of Debt permitted under Section 6.02(d) shall not to exceed $1,000,000 at any time.
     Section 6.03 Agreements Restricting Liens and Distributions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments and the First Lien Loan Documents) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Subsidiary from paying dividends to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.
     Section 6.04 Merger or Consolidation; Asset Sales. The Borrower shall not, nor shall it permit any of its Subsidiaries to (a) liquidate, wind up or dissolve itself or merge or consolidate with or into any other Person other than the merger of a Guarantor with and into the Borrower or another Guarantor, provided that the Borrower is the surviving entity of any merger or consolidation between a Guarantor and the Borrower, and provided further that the Borrower must give Administrative Agent prior written notice of such merger or consolidation; or (b) sell, lease, transfer, assign, farm-out, convey, or otherwise dispose of any of its Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) other than: (i) the sale of Hydrocarbons in the ordinary course of business, (ii) the sale or transfer of equipment that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person or (C) contemporaneously replaced by equipment of at least comparable use and value, (iii) the sale or transfer of Property not otherwise permitted under this Section 6.04(b) in an aggregate amount not to exceed 5% of the Borrowing Base then in effect during any six-month period between scheduled Borrowing Base redeterminations, provided that such sale or transfer shall be made in arm’s length transactions and for fair market value, and (iv) a transfer without consideration or for nominal consideration of Property from one Loan Party to another Loan Party, provided that the Borrower must give Administrative Agent prior written notice of such transfer, and provided further that the Administrative Agent’s Lien on the transferred Property is not, in the opinion of the Administrative Agent, released or impaired as a result of such transfer.
     Section 6.05 Restricted Payments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any Restricted Payments except that the Subsidiaries of the Borrower may make Restricted Payments to the Borrower and the Guarantors.
     Section 6.06 Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in (including the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except:

     (a) Liquid Investments;
     (b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;
     (c) the creation of any additional Subsidiaries in compliance with Section 6.15;
     (d) a revolving loan from Knight Energy Group II, LLC (“Knight II”) to Alpine Energy, LP (“Alpine”), in an amount not to exceed $10,000,000 outstanding at any time, with a maturity not later than June 30, 2010, pursuant to the Revolving Note dated as of July 1, 2007 made by Alpine payable to the order of Crusader Energy Group, LLC (“CEG”), on behalf of Knight II, as amended by the Note Modification Agreement dated as of May 21, 2008 between Alpine and CEG, on behalf of Knight II (as so amended, the “Alpine Note”), the proceeds of which may be used by Alpine only in accordance with the terms of the Alpine Note; and
     (e) Permitted Acquisitions.
     Section 6.07 Affiliate Transactions. Except as disclosed on Schedule 6.07, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Borrower or the Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate.
     Section 6.08 Compliance with ERISA. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, (a) engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC; (c) fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency, or failure to satisfy the minimum funding standards, within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan maintained by the Borrower, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) permit any Plan, or permit any Subsidiary or ERISA Affiliate to permit any Plan, to be in “at risk” status within the meaning of Title IV of ERISA, (g) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (h) acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (i) incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (j) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; (k) amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code; or (l) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Required Lenders) risk of such a termination by the PBGC of any Plan.
     Section 6.09 Sale and Leaseback. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.
     Section 6.10 Change of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any material change in the character of its business as an independent oil and gas exploration and production company, nor will the Borrower or any Subsidiary operate or carry on business in any jurisdiction other than the United States.
     Section 6.11 Organizational Documents, Name Change. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, supplement, modify or restate their articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent organizational documents or amend its name or change its jurisdiction of incorporation, organization or formation, in any case, without prior written notice to, and prior consent of, the Administrative Agent; provided that this Section 6.11 shall not prohibit a merger or consolidation expressly permitted by Section 6.04(a).
     Section 6.12 Use of Proceeds. The Borrower will not permit the proceeds of any Advance to be used for any purpose other than those permitted by Section 5.09. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). None of the Borrower, any of its Subsidiaries or any Person acting on behalf of the Borrower or any of its Subsidiaries has taken or shall take any action which might cause any of the Loan Documents to violate Regulation D, T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including the use of the proceeds of any Advance to purchase or carry any margin stock in violation of Regulation D, T, U or X.
     Section 6.13 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary which would require the Borrower or any Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

     Section 6.14 Limitation on Hedging. The Borrower shall not, nor shall it permit any of its Subsidiaries to:
     (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedge Contract for speculative purposes;
     (b) be party to or otherwise enter into any Hydrocarbon Hedge Agreement, Interest Hedge Agreement or any other Hedge Contract which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s and its Subsidiaries’ operations; or
     (c) be party to or otherwise enter into any Hydrocarbon Hedge Agreement, Interest Hedge Agreement or any other Hedge Contract (other than Hedge Contracts which are in existence on the date hereof and which are permitted under the last sentence of this Section 6.14) (i) which, when aggregated with all Hedge Contracts permitted under this Section 6.14 (but excluding put option contracts purchased by the Borrower or any Subsidiary that are not related to corresponding calls, collars or swaps) requires the Borrower or any Subsidiary to deliver more than 90% of the reasonably anticipated production for each month for the total oil and gas classified as either “proved producing” or “proved developed non-producing (provided however, the “proved developed non-producing” reserves included in such calculation shall not exceed 20% of the “proved producing” reserves) on the most recent Engineering Report delivered pursuant to Section 5.06(c), (ii) which is longer than three years in duration (other than with respect to the Interest Rate Hedge Agreement entered into pursuant to Section 5.12), or (iii) other than Hedge Contracts entered into with Swap Counterparties, which is secured with collateral other than cash.
     Section 6.15 Additional Subsidiaries. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create or acquire any additional Subsidiaries without (a) prior written notice to the Administrative Agent and the Required Lenders, (b) such new Subsidiary executing and delivering to the Administrative Agent, at its request, a Guaranty, a Pledge Agreement, a Security Agreement, a Mortgage, and such other Security Instruments (or joinders or supplements thereto) as the Administrative Agent or the Required Lenders may reasonably request, (c) the equity holder of such Subsidiary executing and delivering to the Administrative Agent a Pledge Agreement (or joinder or supplement to an existing Pledge Agreement) pledging 100% of the Equity Interest owned by such equity holder of such Subsidiary along with the certificates pledged thereby, if any, and appropriately executed stock powers in blank, if applicable, and (d) the delivery by the Borrower and such Subsidiary of any certificates, opinions of counsel, title opinions or other documents as the Administrative Agent may reasonably request relating to such Subsidiary and its Properties.
     Section 6.16 Account Payables. The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow any of its trade payables or other accounts payable to be outstanding for more than 90 days (except in cases where any such trade payable is being disputed in good faith and adequate reserves under GAAP have been established).
     Section 6.17 Leverage Ratio. The Borrower shall not permit the Leverage Ratio at the end of each fiscal quarter set forth below to exceed the ratio set forth below opposite such period:

Fiscal Quarter Ending	Leverage Ratio
September 30, 2008	3.25 to 1.00
December 31, 2008	3.25 to 1.00
March 31, 2009	3.25 to 1.00
June 30, 2009	3.25 to 1.00
September 30, 2009	3.25 to 1.00
December 31, 2009	3.25 to 1.00
March 31, 2010 and thereafter	3.00 to 1.00;
provided that for purposes of determining the ratio described above (i) for the fiscal quarters of the Borrower ending September 30, 2008, December 31, 2008 and March 31, 2009, EBITDA for the relevant period shall be deemed to equal EBITDA for such fiscal quarter (and in the case of the latter two determinations, each previous fiscal quarter referred to above) multiplied by 4, 2 and 4/3, respectively and (ii) for the fiscal quarters of the Borrower ending September 30, 2008, December 31, 2008, March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, Debt for the relevant period shall be net of cash and Liquid Investments on the balance sheet of the Borrower.
     Section 6.18 Capital Expenditures. The Borrower shall not, for the fiscal years ending December 31, 2008 and 2009, make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $250,000,000 and $280,000,000, respectively, plus the net cash proceeds from the sale of common Equity Interests of the Borrower after the Effective Date and the incurrence of Debt permitted by Section 6.02(g); provided, that any such amount referred to above for the year ending December 31, 2008, if not so expended in such fiscal year, may be carried over for expenditure in the fiscal year ending December 31, 2009.
     Section 6.19 Interest Coverage Ratio. The Borrower shall not permit the ratio of, as of the last day of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2008, (a) the consolidated EBITDA of the Borrower calculated for the four fiscal quarters then ended, to (b) the consolidated Interest Expense of the Borrower for the four fiscal quarters then ended, to be less than 2.00 to 1.00, provided that for purposes of determining the ratio described above for the fiscal quarters of the Borrower ending September 30, 2008, December 31, 2008 and March 31, 2009, each of consolidated Interest Expense and EBITDA for the relevant period shall be deemed to equal consolidated Interest Expense and EBITDA for such fiscal quarter (and in the case of the latter two determinations, each previous fiscal quarter referred to above) multiplied by 4, 2 and 4/3, respectively.
     Section 6.20 Minimum Reserve Coverage.
     (a) The Borrower shall not permit at any time the ratio of (i) the Total Present Value as of such date to (ii) the consolidated Debt of the Borrower as of the applicable determination date to be less than 1.50 to 1.0, provided that for purposes of determining the ratio described above for the fiscal quarters of the Borrower ending September 30, 2008, December 31, 2008, March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, Debt for the relevant period shall be net of cash and Liquid Investments on the balance sheet.

     (b) Upon any change to Total Present Value pursuant to a Scheduled Redetermination or an Interim Redetermination (as such terms are defined below), the Borrower will promptly, but in any event within fifteen (15) days after any such redetermination, deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth the consolidated Debt of the Borrower and the Total Present Value and demonstrating compliance with Section 6.20(a).
     (c) The Total Present Value shall be calculated semi-annually in accordance with this Section 6.20 on or about April 15th and October 15th of each year, commencing October 15, 2008 (each such semi-annual calculation, a “Scheduled Redetermination”). In addition, the Total Present Value shall be calculated between Scheduled Redeterminations at the time of any interim or additional redetermination of the Borrowing Base under the First Lien Credit Agreement (each such interim or additional calculation, an “Interim Redetermination”) in accordance with this Section 6.20. Promptly after receiving each Engineering Report or other applicable information relating to the Proven Reserves of the Borrower and its Subsidiaries delivered in connection with a Scheduled Redetermination or Interim Redetermination, and using the calculations of PDP NPV, PDNP NPV and PUD NPV contained therein (as well as any recalculations thereof made by Administrative Agent as provided for in the definitions of PDP NPV, PDNP NPV and PUD NPV) the Administrative Agent shall notify the Borrower and each Lender of the resulting Total Present Value. Such Total Present Value shall thereupon be used for the purposes of Section 6.20(a) until a new Total Present Value is calculated or estimated pursuant to this Section 6.20. Each determination of Total Present Value shall be made as of the date of the applicable Engineering Report or other applicable information delivered in connection with a Scheduled Redetermination or Interim Redetermination.
     (d) In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in Sections 5.06(c)(i), 5.06(c)(ii), or 5.06(c)(iii), as applicable, by the date specified in such clauses, the Administrative Agent may, based on the information available to it, estimate in good faith the Total Present Value from time to time thereafter until the Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable. Such estimated Total Present Value shall thereupon be used for the purposes of Section 6.20(a) until a new Total Present Value is calculated or estimated pursuant to this Agreement.
     Section 6.21 Other Debt. Except as otherwise permitted by the terms of the Intercreditor Agreement neither the Borrower nor any of its Subsidiaries shall amend, supplement or otherwise modify the terms of (i) the First Lien Debt or (ii) any other Debt permitted by Section 6.02(g), other than, (x) with respect to the First Lien Debt, any refinancings permitted by Section 6.02(b) and (y) with respect to Debt described in clause (ii) hereof, amendments, supplements or other modification that do not require a consent fee and extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon.
     Section 6.22 2008 Long-Term Incentive Plan. The Borrower shall not, and shall not permit any of its Subsidiaries to, amend or otherwise modify the Borrower’s 2008 Long-Term Incentive Plan to increase the number of options available for award thereunder or to change the Eligible Persons (as such term is defined in the 2008 Long-Term Incentive Plan) to whom such options may be granted, without the written approval of the Administrative Agent.
     Section 6.23 Clauses Restricting Subsidiary Distributions. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Equity Interest of such Subsidiary held by, or pay any Debt owed to, the Borrower or any Subsidiary of the Borrower, (b) make loans or advances to, or other investments in, the

Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Equity Interest or assets of such Subsidiary.
ARTICLE VII
EVENTS OF DEFAULT; REMEDIES
     Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:
     (a) Payment. The Borrower or any other Loan Party shall fail to pay when due any principal, interest, fees, reimbursements, indemnifications, or other amounts payable hereunder, under the Notes, or under any other Loan Document;
     (b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower, any Guarantor or any of their respective Subsidiaries (or any of their respective officers) in this Agreement or in any other Loan Document, or (ii) by the Borrower, any Guarantor or any of their respective Subsidiaries (or any of their respective officers) in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed to be made;
     (c) Covenant Breaches. The Borrower, any Guarantor or any of their respective Subsidiaries shall fail to (i) perform or observe any covenant contained in Section 5.02(a), Section 5.03, Section 5.06(e), the fifth sentence of Section 5.11, or Article VI or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after the occurrence of such breach or failure;
     (d) Cross Defaults. (i) The Borrower, any Guarantor or any of their respective Subsidiaries shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Borrower, any Guarantor or any of their respective Subsidiaries so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt (including, without limitation, the First Lien Credit Agreement); (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Borrower, such Subsidiary, or such Guarantor so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that, for purposes of this subsection 7.01(d), the “principal amount” of the obligations in respect of any Hedge Contracts at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedge Contracts were terminated at such time.

     (e) Insolvency. The Borrower, any Guarantor, or any of their respective Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, any Guarantor or any of their respective Subsidiaries, seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the Borrower, any such Guarantor or any such Subsidiary either such proceeding shall remain undismissed for a period of 30 days or any of the actions sought in such proceeding shall occur; or the Borrower, any of its Subsidiaries, or any Guarantor shall take any company action to authorize any of the actions set forth above in this Section 7.01(e);
     (f) Judgments. Any judgment or order for the payment of money in excess of $1,000,000 shall be rendered against the Borrower, any Guarantor or any of their respective Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
     (g) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $1,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount);
     (h) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $1,000,000;
     (i) Change of Control. The Borrower shall have discontinued its usual business or a Change of Control shall have occurred;
     (j) Loan Documents. Any provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or a Guarantor or any of their respective Subsidiaries or any such Person shall so state in writing;
     (k) Security Instruments. (i) The Administrative Agent shall fail to have an Acceptable Security Interest in any portion of the Collateral or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by the Borrower, any Guarantor or any of their respective Subsidiaries;
     (l) Potential Failure of Title. The title of the Borrower, any Guarantor or any of their respective Subsidiaries to any of the Oil and Gas Properties subject to the Mortgages, or any material part thereof, shall become the subject matter of litigation before any Governmental Authority or arbitrator which could reasonably be expected to result in a Material Adverse Change with respect to the Borrower’s, such Guarantor’s or such Subsidiary’s title to such Oil and Gas Properties;

     (m) Material Adverse Change. An event resulting in a Material Adverse Change shall have occurred; or
     (n) Casualty. Loss, theft, substantial damage or destruction of a material portion of the Collateral the subject of any Security Instrument not fully covered by insurance (except for deductibles and allowing for the depreciated value of such Collateral) shall have occurred.
     Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.01(e)) shall have occurred and be continuing, then, and in any such event,
     (a) the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation (if any) of each Lender to make extensions of credit hereunder, including making Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower; and
     (b) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.
     Section 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.01(e) shall occur,
     (a) (i) the obligation (if any) of each Lender to make extensions of credit hereunder, including making Advances shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower; and
     (b) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.
     Section 7.04 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender to or for the credit or the account of the Borrower or any of its Subsidiaries against any and all of the obligations of the Borrower or any of its Subsidiaries now or hereafter existing under this Agreement, the Notes held by the Administrative Agent or such Lender, and the other Loan Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement, such Notes, or such other Loan Documents, and although such obligations may be unmatured. The Administrative Agent and each Lender agrees to promptly notify the Borrower after any such set off and application made by the Administrative Agent or such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of the Administrative Agent and each Lender under this Section 7.04 are in addition to any other rights and remedies (including other rights of set off) that the Administrative Agent or such Lender may have.
     Section 7.05 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.
     Section 7.06 Application of Proceeds.
     (a) Prior to the Payment in Full of First Lien Debt (as defined in the Intercreditor Agreement) and other than as otherwise permitted by the Intercreditor Agreement, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document as a result of the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower, any Guarantor or any of their respective Subsidiaries which secures any of the Obligations, shall in any event be held in trust by the Administrative Agent for the benefit of First Lien Administrative Agent and First Lien Secured Parties (as defined in the Intercreditor Agreement) and promptly paid or delivered to First Lien Administrative Agent in the form received; and
     (b) after the Payment in Full of First Lien Debt and the termination of the Intercreditor Agreement, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document as a result of the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower, any Guarantor or any of their respective Subsidiaries which secures any of the Obligations, shall be applied in the following order:
          (i) First, to the payment of all amounts, including costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Obligations, due to the Administrative Agent under any of the expense reimbursement or indemnity provisions of this Agreement or any other Loan Document, any Security Instrument or other collateral documents, and any applicable law;
          (ii) Second, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the payment of the interest components of Obligations then due and payable;
          (iii) Third, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the payment of all other Obligations then due and payable;
          (iv) Fourth, the remainder, if any, to the Borrower or its Subsidiaries, or its respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
     Section 7.07 Intercreditor Agreement. All rights of the Administrative Agent and the Lenders in this Article VII shall be subject to the terms and conditions of the Intercreditor Agreement. In the event of a conflict between the terms of this Article VII and the Intercreditor Agreement, the Intercreditor Agreement shall control.

ARTICLE VIII
THE ADMINISTRATIVE AGENT
     Section 8.01 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
     Section 8.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
     Section 8.03 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
     Section 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
     Section 8.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
     Section 8.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.
     Section 8.07 Indemnification. The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Pro Rata Share immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
     Section 8.08 Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though it were not an Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
     Section 8.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders or their Affiliates a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(a) or Section 7.01(e) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.
ARTICLE IX
MISCELLANEOUS
     Section 9.01 Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document, nor consent to any departure by the Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Loan Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or extend the Maturity Date, (e) change the percentage of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document, (f) amend Section 2.08, Section 7.06 or this Section 9.01, (g) amend the definition of “Required Lenders,” (h) release any Guarantor from its obligations under any Guaranty, except in connection with a transaction expressly permitted by Section 6.04 (i) permit the Borrower or any Subsidiary to enter into any merger or consolidation with or into any other Person that is not expressly permitted by Section 6.04(a), or amend Section 6.04(a), (j) release any Collateral securing the Obligations, except for releases of Collateral sold as permitted by this Agreement, or (k) amend or waive any provision of, nor consent to any departure by any party thereto from, the Intercreditor Agreement, and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.
     (b) In connection with any proposed amendment, supplement, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, if the consent of the holders of more than 75% of the sum of the aggregate unpaid principal amount of the Loans then outstanding to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section (b) being referred to as a “Non-Consenting Lender”), then, at any Borrower’s request, any assignee that is reasonably acceptable to the Administrative Agent (and that is not a Non-Consenting Lender) shall have the right, with the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon such Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender (including with respect to any processing and recordation fees that may be applicable pursuant to Section 9.06(a), which shall be paid by the assignee or the Borrower), all the Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by such Non-Consenting Lender and all accrued interest, fees and other amounts with respect thereto through the date of sale (including amounts under Sections 2.04, 2.09, 2.10 and 2.11), such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance in accordance with Section 9.06 (which Assignment and Acceptance need not be signed by such Non-Consenting Lender).
     Section 9.02 Notices, Etc. All notices and other communications shall be in writing (including telecopy or facsimile) and mailed by certified mail, return receipt requested, telecopied, faxed, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule I or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when so mailed, telecopied, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when telecopy transmission is completed, or when delivered by such messenger or courier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VIII shall not be effective until received by the Administrative Agent.
     Section 9.03 No Waiver; Remedies. No failure on the part of any Lender, the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     Section 9.04 Costs and Expenses. The Borrower agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, the Guaranties, and the other Loan Documents including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and (b) all out-of-pocket costs and expenses, if any, of the

Administrative Agent and each Lender (including reasonable counsel fees and expenses of the Administrative Agent and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, the Guaranties, and the other Loan Documents.
     Section 9.05 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.
     Section 9.06 Lender Assignments and Participations.
     (a) Assignments. Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of such Lender’s rights and obligations assigned under this Agreement, (ii) the amount of Advances of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, if to an entity other than a Lender, not less than $1,000,000.00, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Administrative Agent) shall pay to the Administrative Agent a $3,500 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
     (b) Terms of Assignments. By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Subsidiaries or the performance or observance by the Borrower or its Subsidiaries of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (c) The Register. The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee, together with the Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A: (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Administrative Agent in exchange for the surrendered Notes (A) a new Note to the order of such Eligible Assignee in an amount equal to the Advances purchased by it pursuant to such Assignment and Acceptance and (B) if such Lender has retained any portion of the Advances owing to it, a new Note to the order of such Lender in an amount equal to the portion retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit D.
     (e) Participations. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of the Advances owing to it and the Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest, releasing all or substantially all of any Collateral, permitting the Borrower or any Subsidiary to enter into any merger or consolidation with or into any other, postponement of any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, or extensions of the Maturity Date. The Borrower hereby agrees that participants shall have the same rights under Sections 2.09, 2.10, 2.11(c), and 9.07 as a Lender to the extent of their respective participations.
     Section 9.07 Indemnification. THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE LENDERS AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS FROM, AND DISCHARGE, RELEASE, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, OR DAMAGES WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THEM IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THEM

UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSE INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED’S OWN NEGLIGENCE OR STRICT LIABILITY) AND INCLUDING ENVIRONMENTAL LIABILITIES, BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSES INCURRED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NONAPPEALABLE JUDGMENT.
     Section 9.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart signature page of this Agreement by facsimile is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.
     Section 9.09 Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.09, 2.10, 2.11(c), 9.04, and 9.07 and all of the obligations of the Lenders in Section 8.07 shall survive any termination of this Agreement and repayment in full of the Obligations.
     Section 9.10 Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.
     Section 9.11 [Reserved].
     Section 9.12 Governing Law; Submission to Jurisdiction. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) The Borrower hereby irrevocably and unconditionally:
     (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for the recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepay, to the Borrower at its address set forth on Schedule I or at such other address of which the Administrative Agent shall have been notified pursuant to the terms of this Agreement;
     (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
     Section 9.13 USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Patriot Act.
     Section 9.14 [Reserved].
     Section 9.15 Intercreditor Agreement. The Administrative Agent is hereby authorized on behalf of the Lenders for the Lenders to enter into the Intercreditor Agreement. A copy of such Intercreditor Agreement will be made available to each Lender on the Effective Date and thereafter upon request. Each Lender acknowledges and agrees to the terms of such Intercreditor Agreement and agrees that the terms thereof shall be binding on such Lender and its successors and assigns, as if it were a party thereto.
     Section 9.16 WAIVER OF JURY TRIAL. THE BORROWER, THE LENDERS, AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 9.17 ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Remainder of this page intentionally left blank. Signature page follows.]

     EXECUTED as of the date first above written.

BORROWER: CRUSADER ENERGY GROUP INC.
By:	/s/ DAVID D. LE NORMAN
	Name:	David D. Le Norman
	Title:	President

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT]

ADMINISTRATIVE AGENT JPMORGAN CHASE BANK, N.A. as Administrative Agent
By:	/s/ KIMBERLY COIL
	Name:	Kimberly Coil
	Title:	Vice President

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT]

LENDERS JPMORGAN CHASE BANK, N.A. as Lender
By:	/s/ KIMBERLY COIL
	Name:	Kimberly Coil
	Title:	Vice President

[SIGNATURE PAGE TO SECOND LIEN CREDIT AGREEMENT]

EXHIBIT A
FORM OF ASSIGNMENT AND ACCEPTANCE
This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	______________________________

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
Exhibit A — Form of Assignment and Acceptance
Second Lien Credit Agreement

______________________________
2.	Assignee[s]:	______________________________
______________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	Crusader Energy Group Inc., a Nevada corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.a., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	$250,000,000 Second Lien Credit Agreement dated as of July 17, 2008 among the Borrower, the Lenders parties thereto, and the Administrative Agent

6.	Assigned Interest[s]:

Aggregate
		Amount of	Amount of	Percentage
		Commitments	Commitment	Assigned of	CUSIP
Assignor [s]	Assignee[s]	for all Lenders	Assigned	Commitments[5]	Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date:	_______________][6]
Effective Date: _____________ ___, 20__.7
The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S] [NAME OF ASSIGNOR]
By:
Title:

[NAME OF ASSIGNOR]
By:
Title:

[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

[6]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

[7]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the Register thereof.
Exhibit A — Form of Assignment and Acceptance
Second Lien Credit Agreement

ASSIGNEE[S] [NAME OF ASSIGNEE]
By:
Title:

[NAME OF ASSIGNEE]
By:
Title:

[Consented to and][8] Accepted: as JPMORGAN CHASE BANK, N.A., as Administrative Agent
By
Title:

[8]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
Exhibit A — Form of Assignment and Acceptance
Second Lien Credit Agreement

Annex 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
1. Representations and Warranties.
1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder (including, for the avoidance of doubt, Section 7.15 relative to the Intercreditor Agreement and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.06 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Person that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments
Exhibit A — Form of Assignment and Acceptance
Second Lien Credit Agreement

by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.
Exhibit A — Form of Assignment and Acceptance
Second Lien Credit Agreement

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
FOR THE PERIOD FROM                , 200__ TO                , 200__
     This certificate dated as of                     ,            is prepared pursuant to the Second Lien Credit Agreement dated as of July 17, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Crusader Energy Group Inc., a Nevada corporation (“Borrower”), the lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for such Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.
     The undersigned hereby certifies that:
     (a) that all of the representations and warranties made by the Borrower in the Credit Agreement and the other Loan Documents are true and correct in all material respects as if made on this date, except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date;
     [(b) that no Default or Event of Default has occurred or is continuing; and]
     [(b) the following Default[s] or Event[s] of Default exist as of the date hereof or have occurred since the date of the Borrower’s previous certification to the Agent, if any, and the actions set forth below are being taken to remedy such circumstances:
                                                                                           ; and]
     (c) that for the Borrower and its Subsidiaries and as of the last day of the previous quarter the following statements, amounts, and calculations were true and correct:

I.	Leverage Ratio — Section 6.17[1]

	(a)	Consolidated Debt		$	____________

	(b)	Consolidated EBITDA =		$	____________

(i) + (ii) + (iii) + (iv) + (v) + (vi) - (vii) =

		(i)	Net Income	$	____________

		(ii)	Interest Expense[2]	$	____________

		(iii)	taxes2	$	____________

		(iv)	depreciation, amortization and depletion[2]	$	____________

[1]	EBITDA and its components calculated for the four fiscal quarters then ended.

[2]	Only to the extent deducted in determining consolidated Net Income.
Exhibit B — Form of Compliance Certificate
Second Lien Credit Agreement

(v)	non-cash charges related to stock based
	compensation under SFAS 123(R)	$	____________

(vi)	non-cash losses related to SFAS 133	$	____________

(vii)	non-cash gains related to SFAS 133	$	____________

Leverage Ratio = (a) to (b)	____________

Maximum Leverage Ratio:	3.50 to 1.00

COMPLIANCE	YES NO

II.	Interest Coverage Ratio — Section 6.19

	(a)	Consolidated EBITDA[3]= see I(b) above =	$	____________

	(b)	Consolidated Interest Expense[4]	$	____________

Interest Coverage Ratio = (a) to (b)	____________

Minimum Interest Coverage Ratio:	2.00 to 1.00

COMPLIANCE	YES NO

[3]	EBITDA and its components calculated for the four fiscal quarters then ended.

[4]	Interest Expense calculated for the four fiscal quarters then ended.
Exhibit B — Form of Compliance Certificate
Second Lien Credit Agreement

III.	Minimum Reserve Coverage- Section 6.20

	(a)	PDP NPV =	$	____________

	(b)	PDNP NPV =	$	____________

	(c)	PUD NPV =	$	____________

	(d)	(a) divided by sum of (a) plus (b) plus (c)%		____________

	(e)	(a) divided by .60	$	____________

	(f)	(a) plus (b) plus (c)	$	____________

	(g)	Total Present Value = either (f), or if (d) is
		less than 60%, then Total Present Value equals (e)=	$	____________

	(h)	consolidated Debt = see I(a) above =	$	____________

Minimum Reserve Ratio = (g) to (h)	____________

Minimum Interest Coverage Ratio:	1.50 to 1.00

COMPLIANCE	YES NO
     IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of                                         , 20          .

CRUSADER ENERGY GROUP INC.
By:
Name:
Title:

Exhibit B — Form of Compliance Certificate
Second Lien Credit Agreement

EXHIBIT C
FORM OF MORTGAGE
See attached.
Exhibit C — Form of Mortgage
Second Lien Credit Agreement

EXHIBIT D
FORM OF NOTE
     THE OBLIGATIONS OF THE BORROWER UNDER THIS NOTE ARE SUBORDINATED TO THE PAYMENT OF CERTAIN FIRST LIEN DEBT AS SET FORTH IN THE SUBORDINATION AND INTERCREDITOR AGREEMENT REFERRED TO BELOW.
NOTE

$	, 2008
     For value received, the undersigned Crusader Energy Group Inc., a Nevada corporation (“Borrower”), hereby promises to pay to the order of                                          (“Bank”), the principal amount of                                          Dollars ($                                         ) or, if less, the aggregate outstanding principal amount of the Advances (as defined in the Credit Agreement referred to below) made by the Bank to the Borrower, together with interest on the unpaid principal amount of the Advances from the date of such Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.
     This Note is one of the Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Second Lien Credit Agreement dated as of July 17, 2008 (as the same may be amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Advances by the Bank to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Note and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for optional and mandatory prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.
     This Note is also subject to the terms and provisions of the Intercreditor Agreement dated as of July 17, 2008 (as the same may be modified from time to time, the “Intercreditor Agreement”), among the Borrower, the Guarantors, the Administrative Agent, the Lenders, the First Lien Lenders, and Union Bank of California, N.A., as administrative agent for the First Lien Lenders.
     Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the place and in the manner specified in the Credit Agreement. The Bank shall record payments of principal made under this Note, but no failure of the Bank to make such recordings shall affect the Borrower’s repayment obligations under this Note.
     Without being limited thereto or thereby, this Note is secured by the Security Instruments and guaranteed under the Guaranties.
     Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.
Exhibit D — Form of Note
Second Lien Credit Agreement

     This Note shall be governed by, and construed and enforced in accordance with, the laws of the state of New York.
     THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT AGREEMENTS OF THE PARTIES.
     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

CRUSADER ENERGY GROUP INC.
By:
Name:
Title:

Exhibit D — Form of Note
Second Lien Credit Agreement

EXHIBIT E
FORM OF NOTICE OF BORROWING
[Date]
     JPMorgan Chase Bank, N.A., as Administrative Agent
     [                                        ]
     Attention: [LOAN PROCESSOR]
Ladies and Gentlemen:
The undersigned, Crusader Energy Group Inc., a Nevada corporation (the “Borrower”), refers to the Second Lien Credit Agreement dated as of July 17, 2008 (as the same may be amended, restated, supplement or modified from time-to-time, the “Credit Agreement”, the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing) among the Borrower, the lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”), and hereby gives you irrevocable notice pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests a Borrowing, and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(a)	The Business Day of the Proposed Borrowing is July ___, 2008.

(b)	The Proposed Borrowing will be composed of [Reference Rate Advances] [Eurodollar Rate Advances].

(c)	The aggregate amount of the Proposed Borrowing is $ .

(d)	[The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is [___month[s]].]
The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(1)	the representations and warranties contained in Article IV of the Credit Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds from the Proposed Borrowing, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date; and

(2)	no Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom.
Exhibit E — Form of Note of Borrowing
Second Lien Credit Agreement

Very truly yours, CRUSADER ENERGY GROUP INC.
By:
Name:
Title:

Exhibit E — Form of Note of Borrowing
Second Lien Credit Agreement

EXHIBIT F
FORM OF NOTICE OF CONVERSION OR CONTINUATION
[Date]
     JPMorgan Chase Bank, N.A., as Administrative Agent
     [                                        ]
     Attention: [LOAN PROCESSOR]
Ladies and Gentlemen:
The undersigned, Crusader Energy Group Inc., a Nevada corporation (the “Borrower”), refers to the Second Lien Credit Agreement dated as of July 17, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Conversion or Continuation unless otherwise defined in this Notice of Conversion or Continuation) among the Borrower, the lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”), and hereby gives you irrevocable notice pursuant to Section 2.02(b) of the Credit Agreement that the undersigned hereby requests a Conversion or continuation of an outstanding Borrowing, and in connection with that request sets forth below the information relating to such Conversion or continuation (the “Proposed Borrowing”) as required by Section 2.02(b) of the Credit Agreement:
(e)	The Business Day of the Proposed Borrowing is , 20__.

(f)	The Proposed Borrowing consists of [a Conversion to [Reference Rate Advances] [Eurodollar Rate Advances]] [a continuation of Eurodollar Rate Advances].

(g)	The aggregate amount of the Borrowing to be [Converted] [continued] is $ and consists of [Reference Rate Advances] [Eurodollar Rate Advances].

(h)	[The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is [ month[s]].]
The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(a)	the representations and warranties contained in Article IV of the Credit Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds from the Proposed Borrowing, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date; and

(b)	no Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom.
Exhibit F — Form of Notice of Conversion or Continuation
Second Lien Credit Agreement

Very truly yours, CRUSADER ENERGY GROUP INC.
By:
Name:
Title:

Exhibit F — Form of Notice of Conversion or Continuation
Second Lien Credit Agreement

EXHIBIT G
FORM OF SECURITY AGREEMENT
See attached.
Exhibit G — Form of Security Agreement
Second Lien Credit Agreement

EXHIBIT H
FORM OF TRANSFER LETTERS
                                        , 20__

Re:	Agreement dated , by and between , as Seller, and , as Buyer (the “Contract”).
Ladies and Gentlemen:
Each of Crusader Energy Group Inc., a Nevada corporation and each of its subsidiaries listed on the signature page hereof (“Mortgagor”), has executed a mortgage or deed of trust dated effective as                                          (“Mortgage”) for the benefit of JPMorgan Chase Bank, N.A., as Administrative Agent for the ratable benefit of itself, the Lenders (as defined in the Mortgage) and certain other credit parties as described in the Mortgage, which Mortgage has been recorded in the Real Property Records of the Counties listed on the attached Exhibit A. A copy of the Mortgage is enclosed. The properties covered by the Mortgage include all of the oil, gas and other hydrocarbons and/or other minerals attributable to the above-referenced Contract to which we understand you are currently a party and includes the well or wells listed on the attached Exhibit A with respect to which you are remitting proceeds of production to the Mortgagor. Your division order or lease numbers for such well or wells are set forth on the attached Exhibit A.
Pursuant to Article III of the Mortgage, the Administrative Agent is entitled to receive all of Mortgagor’s interest in all Hydrocarbons (as defined in the Mortgage), which are covered by the above-referenced Contract, all products obtained or processed therefrom, and the revenues and proceeds attributable thereto. The assignment of the Hydrocarbons, products and proceeds was effective as of 7:00 A.M., Dallas, Texas time, on                                          (“Effective Date”). The Lenders, however, as provided in Article III, have permitted Mortgagor to collect the Hydrocarbons and the revenues and proceeds attributable thereto until the Administrative Agent or the Mortgagor shall have instructed the seller or purchaser of production to deliver such Hydrocarbons and all proceeds therefrom directly to the Administrative Agent. The purpose of this letter is to notify you that, commencing immediately upon the receipt hereof, and in accordance with the terms and conditions of the Mortgage, you are to deliver all proceeds attributable to the sale of such Hydrocarbons pursuant to the above-referenced Contract directly to the Administrative Agent at its office at 2200 Ross Avenue, 3rd Floor, Dallas, Texas 75201, Telephone: (___)                     , Facsimile: (___)                     , Attention:                     , or to such other address of which we may subsequently notify you in writing. If you require the execution of transfer or division orders, please forward the transfer or division orders to the Administrative Agent at its address at indicated above, Attention:                     .
Should you have any questions in connection with any of the foregoing, please do not hesitate to contact us.
Exhibit H — Form of Transfer Letter
Second Lien Credit Agreement

Very truly yours, JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

CRUSADER ENERGY GROUP INC. HAWK ENERGY FUND I, LLC
By:	Crusader Energy Group Inc., its sole member
KNIGHT ENERGY GROUP, LLC
By:	Crusader Energy Group Inc., its sole member
KNIGHT ENERGY GROUP II, LLC
By:	Crusader Energy Group Inc., its sole member
RCH UPLAND ACQUISITION, LLC
By:	Crusader Energy Group Inc., its sole member

By:
David D. Le Norman
President

WESTSIDE ENERGY PRODUCTION COMPANY, LP
By:	Westside Energy GP, L.L.C., its general partner

By:
Name:
Title:

Exhibit H — Form of Transfer Letter
Second Lien Credit Agreement

EXHIBIT A

Name and Location of Well	Division Order or Lease No.
Exhibit H — Form of Transfer Letter
Second Lien Credit Agreement

EXHIBIT I
FORM OF INTERCREDITOR AGREEMENT
[Provided Separately]
Exhibit H — Form of Intercreditor Agreement
Second Lien Credit Agreement

SCHEDULE I
BORROWER, ADMINISTRATIVE AGENT, AND LENDER INFORMATION
Administrative Agent:
JPMorgan Chase Bank, N.A.
2200 Ross Avenue
Floor 03
Dallas, TX 75201-2787
Attention: Kim Coil
Phone: 214-965-3274
Fax: 214-965-3280
Borrower:
Crusader Energy Group Inc.
4747 Gaillardia Parkway
Oklahoma City, OK 73142
Attention: John G. Heinen
Facsimile: 405-285-7522

Lenders:	Applicable Lending Offices:
JPMorgan Chase Bank, N.A.	U.S. Domestic Lending Office:
2200 Ross Avenue, Floor 03, Dallas, TX 75201-2787
Commitment: $250,000,000
Eurodollar Lending Office:

Schedule I
Borrower, Administrative Agent, and Lender Information

Schedule  4.01 —
Subsidiaries

Borrower:	Crusader Energy Group Inc. f/k/a Westside Energy Corporation

Subsidiaries:	Crusader Management Corporation
Crusader Energy Group, LLC
Hawk Energy Fund I, LLC
Knight Energy Group, LLC
Knight Energy Group II, LLC
Knight Energy Management, LLC
RCH Upland Acquisition, LLC
Westside Energy Production Company, LP
Westside Energy GP, L.L.C.
Westside Energy Operating Company, LP
Section 4.01

Schedule 4.05 —
Existing Debt
Debt under the First Lien Loan Documents.
Schedule 4.05

Schedule 4.20 —
Hedging Agreements
See attached.

Schedule 4.21 —
Material Agreements
1.	Loan Documents

2.	First Lien Loan Documents

Schedule 6.07 —
Transactions with Affiliates
None.